Exhibit 99.1

Notice of Blackout Period to Executive Officers and Directors
of The Bon-Ton Stores, Inc.

Federal securities laws require us to issue a notice to you when there are restrictions on participants in The Bon Ton Stores, Inc. Retirement Contribution Plan (the “Plan”) with respect to purchasing, selling or otherwise acquiring or transferring an interest in The Bon Ton Stores, Inc.’s (the “Company’s”) common stock for a period of three or more days. As some of you may know, we are replacing the administrator of our Plan. As a result of this change, there will be restrictions on your trading of the Company’s common stock from 4:00 p.m. Eastern Time on November 28, 2012 through December 14, 2012 (the “Blackout Period”). Although this Blackout Period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you this Blackout Notice in order to comply with federal securities laws.

The replacement of the Plan administrator will occur on November 30, 2012 and will necessitate a period of time during which participants in the Plan will not be able to trade in their 401(k) accounts.

As an executive officer or director of the Company during the time period that participants are restricted from trading in their 401(k) accounts, you are restricted from trading in the Company’s common stock. During the Blackout Period, you are prohibited from purchasing, selling or otherwise acquiring or transferring any of the Company’s common stock (including exercising company stock options). These prohibitions apply to transactions by members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition does not apply to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts, and sales of company stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. If you have any questions regarding this notice please contact Greg Yawman, Vice President — General Counsel and Secretary, by mail at 2801 E. Market Street, York, PA 17402, by telephone at (717) 751-3021, or by e-mail at greg.yawman@bonton.com.